Exhibit 23.1

Ernst & Young Auditores Independentes S.S. Av. Presidente Juscelino Kubitschek, 1830 Torre I – 10º andar São Paulo – SP – 04543-900 Brasil	Tel: +55 11 2573 3000 Fax: +55 11 2573 0000 ey.com.br

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of Telefônica Brasil S.A. and to the incorporation by reference therein of our report dated February 23, 2015, with respect to the consolidated financial statements of Telefônica Brasil S.A. and the effectiveness of internal control over financial reporting of Telefônica Brasil S.A., included in its Annual Report (Form 20-F) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

São Paulo, Brazil, March 26, 2015

/s/ Ernst & Young Auditores Independentes S.S.
ERNST & YOUNG
Auditores Independentes S.S.

Uma empresa-membro da Ernst & Young Global Limited